                            THIRTEENTH AMENDMENT AND
                              FORBEARANCE AGREEMENT

         This Thirteenth Amendment and Forbearance Agreement ("Agreement") is
entered into as of July 31, 2002, between Atchison Casting Corporation, a Kansas corporation (the "Borrower"), Harris Trust and Savings Bank ("Harris"), as Agent
(Harris in such capacity being hereinafter referred to as the "Agent"), and each
Bank currently party to the Credit Agreement hereinafter identified and defined
(the term "Bank Group" as used herein to mean each Bank now and from time to time hereafter party to the Credit Agreement and the Agent under the Credit
Agreement for such Banks).

                                   BACKGROUND

          A. The Borrower, the Banks party thereto and the Agent entered into an
Amended and Restated Credit Agreement dated as of April 3, 1998 (such Credit
Agreement, as the same has been amended, waived, or otherwise modified prior to the date hereof, being referred to herein as the "Credit Agreement"). All capitalized terms used herein without definition shall have the same meanings herein as such terms have in the Credit Agreement.

          B. The Borrower and Teachers Insurance and Annuity Association of
America ("TIAA") executed and delivered that certain Note Purchase Agreement, dated July 29, 1994 (such Note Agreement, as the same has been amended, waived or otherwise modified prior to the date hereof, being referred to herein as the
"Note Agreement"), pursuant to which TIAA purchased $20,000,000 in aggregate principal amount of the Borrower's 8.44% Senior Notes due July 29, 2004
("Teachers' Notes").

          C. The Borrower, TIAA, the Bank Group, and Harris entered into that certain Intercreditor and Collateral Agency Agreement (as amended, the
"Intercreditor Agreement"), dated February 15, 2000, pursuant to which Harris was appointed as collateral agent (Harris, in such capacity, being the
"Collateral Agent").

          D. As of the date hereof, the Borrower is not in compliance with the
Credit Agreement as described on Schedule I attached hereto (collectively, the
"Existing Defaults").

          E. The Borrower, Guarantors, Bank Group, TIAA and the Collateral Agent
have entered into that certain Cash Collateral Use Agreement dated as of
December 18, 2001 to govern the use of the proceeds of the Collateral (as amended, the "Cash Collateral Use Agreement").

          F. The Borrower has requested that the Bank Group temporarily waive, or at least temporarily forbear from enforcing its rights and remedies with respect to, the Existing Defaults during the period (such period, as the same may be terminated earlier pursuant to the terms hereof, being hereinafter referred as the "Standstill Period") ending on October 15, 2002 (the "Standstill
Expiration Date"), on the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, upon the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Bank Group agree as follows:

          1. Forbearance. Subject to the terms and conditions of this Agreement, unless and until a Standstill Termination occurs:

               (a) Credit shall remain available under and subject to the Credit
          Agreement as modified hereby to the Borrower; and

               (b) The Bank Group will not enforce collection of the Obligations or enforce its Liens on the Collateral or exercise any other right or remedy available under the Loan Documents or otherwise against the
          Borrower or any Subsidiary by virtue of (i) the Existing Defaults and
          (ii) continued noncompliance with the covenants therein referenced.

          2. Amendments. Subject to the terms and conditions of this Agreement, unless and until a Standstill Termination occurs the Credit Agreement is hereby amended as follows:

               (a) Section 3.2 of the Credit Agreement is hereby amended in its entirety to read as follows:

                          Section 3.2. Collateral. The Obligations shall be
                 secured by valid, perfected and enforceable Liens on all right, title and interest of the Borrower and each Guarantor in all property described in the Collateral Documents. Without
                 limiting the generality of the foregoing, the Collateral Agent shall have a purchase money security interest in all equipment located at the Borrower's facilities in Atchison, Kansas and
                 St. Joseph, Missouri and acquired after the date of the
                 Thirteenth Amendment with the proceeds of (x) Loans and
                 advances made under this Agreement or (y) Collateral which, pursuant to this Agreement and the other Loan Documents, the
                 Collateral Agent was intended to have a first priority security interest, and the Borrower agrees to provide the Collateral
                 Agent with descriptions of any such equipment so acquired prior to the Borrower taking possession of such equipment in order to enable the Collateral Agent to file financing statements
                 against such equipment.

               (b) The definition of the term "EBITDA" appearing in Section 4.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

                  "EBITDA" means, with reference to any period, Consolidated Net
                  Income for such period (A) plus all amounts deducted in
                  arriving at such Consolidated Net Income amount in respect of
                  (i) Consolidated Interest Expense for such period, (ii)
                  federal, state and local income taxes for such period and
                  (iii) all amounts properly charged for depreciation of fixed assets and amortization of intangible assets during such
                  period on the books of the Borrower and its Subsidiaries, (B)
                  plus legal and consulting fees incurred in connection with the restructuring of the Borrower's Debt during such period, (C)
                  plus non-cash charges during such period for impairment of long-lived assets, (D) plus non-cash charges during such
                  period related to changes in

                                      -2-

                    accounting principles and (E) minus in the case of gains or plus in the case of losses relating to the sale of assets
                    outside the ordinary course.

               (c) Section 4.1 of the Credit Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

                  "Foreign Subsidiary" means and includes each Subsidiary
                  organized under the laws of a jurisdiction outside the United
                  States of America.

                  "Capital Expenditures" means, for any period, the capital
                  expenditures of the Borrower and its Subsidiaries during such period as defined and classified in accordance with GAAP.

               (d) Schedule 5.2 of the Credit Agreement is hereby amended in its entirety to read as set forth on Schedule 5.2 attached to this
          Amendment.

               (e) Section 7.1 of the Credit Agreement is hereby amended in its entirety to read as follows:

                         Section 7.1. Corporate Existence; Subsidiaries.
                    The Borrower shall, and shall cause each of its Subsidiaries to, preserve and maintain its corporate existence, subject to the provisions of Section 7.12 hereof. As a condition to establishing or acquiring any Subsidiary, the Borrower shall
                    (i) cause such Subsidiary to execute and deliver to the
                    Agent a Guaranty Agreement and Collateral Documents, (ii)
                    deliver documentation similar to that described in Section
                    6.1(c) and (d) relating to the authorization for, execution and delivery of, and validity of such Subsidiary's
                    obligations under the Guaranty Agreement and Collateral
                    Documents, in form and substance satisfactory to the
                    Required Banks and (iv) deliver an updated Schedule 5.2 to reflect the new Subsidiary; provided that neither Atchison
                    Casting U.K. Ltd. nor any of its Subsidiaries need to
                    execute a Guaranty Agreement.

               (f) To correct certain scrivener's errors appearing therein, the last four subsections of Section 7.9 of the Credit Agreement are hereby amended in their entirety to read as follows:

               (g) Liens upon certain fixed assets, real estate, equipment, furniture and fixtures of the Borrower as approved by the Required
          Banks located in Atchison, Kansas and St. Joseph, Missouri securing the GE Financing;

               (h) Liens upon property of Atchison Casting UK Limited and its
          Subsidiaries securing indebtedness permitted by Section 7.17(g)
          hereof;

                                      -3-

                    (i) any extension, renewal or replacement (or successive
               extensions, renewals or replacements) in whole or in part of any
               Lien referred to in the foregoing paragraphs (a) through (f), inclusive, provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to the Property which was subject to the Lien so extended, renewed or replaced; and

                    (j) the Liens granted in favor of the Collateral Agent
               pursuant to the Collateral Documents.

          3. Paragraph 15 of the Twelfth Amendment and Forbearance Agreement
("Twelfth Amendment") is hereby amended in its entirety to read as follows:

               Borrowing Base Definitions. The following terms when used
          herein have the following meanings:

         "Borrowing Base" means, as of any time it is to be determined, (a) 80%
         of the net book value of Eligible Accounts plus (b) 50% of the value of
         Eligible Inventory consisting of raw materials or finished goods plus
         (c) 25% of Eligible Inventory consisting of work-in-process, plus (d)
         the Fixed Asset and Intangibles Advance minus (e) the aggregate principal amount outstanding under the Teachers' Notes.

         "Fixed Asset and Intangibles Advance" means $53,080,000 during the period from July 31, 2002 through August 31, 2002, $54,115,000 during the period from September 1, 2002 through September 30, 2002 and
         $53,158,000 during the period from October 1, 2002 through the
         Standstill Expiration Date; provided however that the foregoing amounts shall be reduced, dollar-for-dollar, by the amount of any Commitment reductions made pursuant to paragraph 7 of this Agreement.

         "Eligible Account" means each account receivable of the Borrower and its North American Subsidiaries that: (a) arises out of the sale by such company of inventory delivered to and accepted by, or out of the rendition of services fully performed by such company and accepted by, the account debtor on such account receivable, and in each case such account receivable otherwise represents a final sale; (b) is an asset of such company to which it has good and marketable title, is freely assignable, is subject to a perfected, first priority Lien in favor of the Collateral Agent, and is free and clear of any other Lien; (c) the account debtor thereon is not a Subsidiary or an affiliate of any such company; (d) is not unpaid more that 90 days after the original invoice date; (e) is the valid, binding, and legally enforceable obligation of the account debtor obligated thereon and such account debtor is not (i)
         the United States of America, or any state or political subdivision thereof, or any department, agency, or instrumentality of any of the foregoing, unless such company has

                                      -4-

          complied with the Assignment of Claims Act or any similar state or local statute, as the case may be, to the satisfaction of the Bank,
          (ii) a debtor under any proceeding under the United States Bankruptcy
          Code, as amended, or any other comparable bankruptcy or insolvency law, or (iii) an assignor for the benefit of creditors; (f) the account debtor on such account receivable is located within the United
          States of America or Canada; (g) is net of any amount owing to an account debtor who is also a creditor or supplier of such company; (h)
          is net of any offset, counterclaim, or other defense with respect thereto; and (i) with respect to said account receivable or the contract or purchase order out of which the same arose, no surety bond was required or given in connection therewith.

         "Eligible Inventory" means all raw materials, work-in-process, and finished goods inventory of the Borrower and its North American
         Subsidiaries (other than packaging, crating and supplies inventory), provided that such inventory: (a) is an asset of such company to which it has good and marketable title, is freely assignable, is subject to a perfected, first priority Lien in favor of the Agent, and is free and clear of any other Lien other than Liens permitted by the Credit
         Agreement; (b) is located in the United States or Canada; (c) is not obsolete or slow moving, and is of good and merchantable quality free from any defects which might adversely affect the market value thereof and (d) is net of customer advances.

          4. Paragraph 3 of the Twelfth Amendment, Paragraph 3 of the Eleventh
Amendment and Forbearance Agreement ("Eleventh Amendment") and Paragraph 2 of
the Tenth Amendment and Forbearance Agreement ("Tenth Amendment") are hereby amended in their entirety to read as follows:

                  Maximum Exposure. During the Standstill Period, and subject to the further provisions of this Paragraph 3, the Borrower must not at any time permit the aggregate principal amount outstanding on the Loans
         (including Swing Loans) and Letters of Credit to exceed the lesser of
         (i) $69,065,991.63 (as such amount is reduced from time to time pursuant to the terms of the Credit Agreement and this Agreement, the
         "Maximum Exposure Cap") and (ii) the Borrowing Base as in effect from time to time. The Borrower shall immediately make such payments as are necessary to assure that the outstanding Loans (including Swing Loans)
         and Letters of Credit do not exceed the lesser of (i) Maximum Exposure
         Cap and (ii) the Borrowing Base as in effect from time to time.

          5. Paragraph 17 of the Twelfth Amendment, Paragraph 11 of the Eleventh
Amendment and Paragraph 15 of the Tenth Amendment are hereby amended in their entirety to read as follows:

                  Standstill Termination. As used in this Agreement, "Standstill
         Termination" means the occurrence of the Standstill Expiration Date, or, if earlier, the occurrence of any one or more of the following events: (a) any Event of Default occurs other than the Existing
         Defaults (as defined in the

                                      -5-

          Thirteenth Amendment and Forbearance Agreement dated as of July 31,
          2002 between the Borrower, the Agent and the Bank Group (the
          "Thirteenth Amendment")) and other than the continued noncompliance with the covenants referenced in Schedule I of the Thirteenth
          Amendment; (b) any failure (other than any failure constituting an
          Existing Default) by the Borrower or any Subsidiary for any reason to comply with any term, condition, or provision contained in this
          Agreement or any other Credit Document executed by it; (c) any holder of the Teachers' Notes or any other holder of Debt in excess of
          $100,000 of the Borrower or any Subsidiary shall commence any action to accelerate such Debt or begin any enforcement action for the collection of such Debt; (d) any forbearance or similar arrangements
          TIAA enters into with the Borrower shall terminate; (e) any representation made by or on behalf of the Borrower or any Subsidiary in this Agreement or any other Credit Document executed by it or in any other document delivered by it pursuant thereto proves to be incorrect or misleading in any material respect when made (other than any such misrepresentation constituting an Existing Default); (f) the refinancing and payment or other satisfaction of the Teachers' Notes without a corresponding refinancing or satisfaction of the Obligations or (g) the Borrower or any Subsidiary is in breach of any of the obligations under the Cash Collateral Use Agreement. The occurrence of any Standstill Termination shall be deemed an Event of Default under the Credit Agreement. Upon the occurrence of a Standstill Termination, the Standstill Period is automatically terminated and the Bank Group is then permitted and entitled, among other things, to enforce collection of the Obligations, to enforce its liens on the Collateral, and to exercise any and all other rights and remedies that may be available under the Loan Documents or applicable law.

          6. Paragraph 8 of the Twelfth Amendment, Paragraph 8 of the Eleventh
Amendment and Paragraph 9 of the Tenth Amendment are hereby amended in their entirety to read as follows:

                  Information. The Borrower and its Subsidiaries shall furnish to the Bank Group such information as any member of the Bank Group may reasonably request regarding the Borrower or any Subsidiary and its business, operations, and financial condition, as and when reasonably requested by any member of the Bank Group, and without any such request, the Borrower shall furnish to the Bank Group:

                           (a) as soon as available, and in any event no later
                  than 30 days after the close of each calendar month, a
                  consolidated balance sheet of the Borrower as at the close of such month and a consolidated and consolidating income
                  statement and consolidated and consolidating statement of cash flows of the Borrower for the month and for the fiscal
                  year-to-date then ended, each in the same form as the monthly financial statements currently furnished by the Borrower,
                  prepared in reasonable detail by the Borrower and its North
                  American Subsidiaries in a form acceptable to the Agent and certified by the Borrower's chief financial officer;

                                      -6-

                           (b) as soon as available, and in any event no later
                  than 20 days after the close of each calendar month, (1) a
                  Borrowing Base certificate showing the computation of the
                  Borrowing Base in reasonable detail as of the close of
                  business on the last day of such month, prepared by the
                  Borrower and certified to by its chief financial officer or such other officer acceptable to the Agent, and (2) a written status report covering insurance and litigation proceedings;

                           (c) as soon as available, and in any event not later
                  than the 30th day of each calendar month, an inventory
                  certificate and an accounts receivable and accounts payable aging report, each prepared in reasonable detail by the
                  Borrower and its North American Subsidiaries in a form
                  acceptable to the Agent and certified to by the Borrower's chief financial officer;

                           (d) as soon as available, and in any event no later
                  than three Business Days after the close of each fiscal month, a cash flow report as of the close of business on the last day of such month showing actual performance for such month and a cumulative variance (if any) for the month and for the
                  forecast period from August 1, 2002 through October 15, 2002, prepared by the Borrower in reasonable detail and certified to by its chief financial officer or such other officer
                  acceptable to the Agent;

                           (e) as soon as available, and in any event no later
                  than the first Wednesday of each fiscal month, a 12-week cash flow projection for the Borrower and its North American
                  Subsidiaries;

                           (f) as soon as available, and in any event no later
                  than the 3rd Business Day of each week, a report for the prior week containing sales, receipts, disbursements and invoices on a plant basis;

                           (g) as soon as available, and in any event no later
                  than August 20, 2002, (1) a copy of the detailed phase one engagement findings of Alvarez & Marsal, including all
                  recommendations for phase two of such engagement and any
                  operational initiatives identified or suggested by Alvarez &
                  Marsal and (2) a copy of the detailed phase one engagement findings of Close Brothers, including recommended disposition strategies and valuation analysis of the Borrower's U.K.
                  Subsidiaries; and

                           (h) as soon as available, and in any event no later
                  than the time periods set forth in the Credit Agreement, all other reports and financial information required to be
                  delivered by the Borrower under Section 7.6 of the Credit
                  Agreement.

                                      -7-

          7. Paragraph 7 of the Twelfth Amendment, Paragraph 6 of the Eleventh
Amendment and Paragraph 4 of the Tenth Amendment are hereby amended in their entirety to read as follows:

                  Asset Sales and Reduction in Commitments. The Borrower hereby requests that the Banks consent to the sale of certain assets of the
         Borrower and its Subsidiaries from time to time as identified by category in the further provisions of this paragraph 7 and agree to release their Liens under the Collateral Documents on the Property so sold. Consent is hereby given to the sale of Property and agreement is hereby made to the release of such Liens on the Property so sold, if and only if such property is identified by category in the further provisions of this paragraph 7 and the Agent receives, out of the proceeds of such sale, for application to the Obligations, an amount equal to the percentage of the net proceeds of such sale ("net proceeds" for such purposes to mean the gross proceeds of any such sale less only those ordinary and necessary capital gains taxes (to the extent actually paid) and out-of-pocket transaction expenses in each case directly incurred and payable by the Borrower and its Subsidiaries as a result of such sale) specified in the further provisions of this paragraph 7. Notwithstanding the foregoing, the terms of the sale of
         (i) any Subsidiary or (ii) assets (either individually or in the aggregate with other assets sold as a group) with either a fair market value or book value in excess of $250,000 must be approved by the
         Required Lenders. If the Borrower or any Subsidiary shall in connection with any asset sale accept a note or similar instrument, an equity interest or other non-cash compensation in lieu of cash, the Borrower or such Subsidiary shall take all such actions reasonably requested by the Agent to confirm that the Collateral Agent's security interest in such note, instrument, equity interest or other non-cash compensation, as applicable, continues to be perfected.

         A portion of the Commitments shall terminate on the Business Day on which the Borrower or any of its Subsidiaries receives (i) the net proceeds of any sale, transfer or other disposition (whether voluntary or involuntary) by the Borrower or any of its Subsidiaries of any asset
         (other than sales, transfers or other dispositions of inventory in the ordinary course of business), (ii) the net proceeds of any business interruption or insurance policies protecting the Borrower and its
         Subsidiaries from acts and omissions of their respective past or present officers and employees or any insurance settlements with respect thereto, (iii) any tax refund, (iv) net proceeds (i.e., gross proceeds net of reasonable underwriting discounts and commissions and other reasonable costs directly incurred and payable as a result thereof) from the sale of any debt or equity securities issued by the
         Borrower or any Subsidiary, or (v) any dividend or other distribution from, or any repayment of any loans or advances made to, any Foreign
         Subsidiary other than a Canadian Subsidiary (other than proceeds of the type described in clauses (i) through (iv) above) (the sums described in the immediately preceding clauses (i)-(v) being hereinafter referred to as "Liquidation Proceeds"), in each case by an amount equal to the percentage of such proceeds set forth below next to such category:

                                      -8-

                                        COMMITMENT REDUCTION    PAYMENT APPLIED TO TEACHERS'
                                            AS A PERCENT            NOTES AS A PERCENT OF
      PROCEEDS CATEGORY                      OF PROCEEDS                  PROCEEDS
Clause (i) Assets                               69.70%                      10.30%
Clause (ii) Insurance and Litigation            69.70%                      10.30%
Clause (iii) Tax Refunds                        87.12%                      12.88%
Clause (iv) Debt/Equity                         87.12%                      12.88%
Clause (v) Distributions from                   87.12%                      12.88%
Foreign Subsidiaries

         ; provided, however, that if at any time the aggregate amount of all
         Excess Funds received after July 31, 2002 exceeds $1,500,000, the percentages pertaining to clauses (i) and (ii) shall be as follows:

                                        COMMITMENT REDUCTION      PAYMENT APPLIED TO TEACHERS'
                                            AS A PERCENT              NOTES AS A PERCENT OF
      PROCEEDS CATEGORY                      OF PROCEEDS                    PROCEEDS
Clause (i) Assets                               87.12%                       12.88%
Clause (ii) Insurance and Litigation            87.12%                       12.88%

         All reductions in the Commitments required by this paragraph 7 shall be applied to terminate the Commitments of each Bank pro rata in accordance with their Commitments. If the aggregate principal amount of the outstanding Loans (including Swing Loans) and Letters of Credit exceed the Commitments as reduced by this paragraph 7, the Borrower shall immediately and without notice or demand, pay the amount of such excess out of such proceeds to the Agent as a prepayment of the Loans and, if necessary, a prefunding of Letters of Credit (with such payment applied to the Obligations as required by the Credit Agreement (after giving effect to, among other things, this Amendment)).

                  The Borrower covenants and agrees to enter into an amendment and forbearance agreement with TIAA containing provisions in which it agrees to repay TIAA a portion of the Teacher's Note in an amount not in excess of that percentage of such proceeds as set forth above next to the applicable category. In addition, the Borrower covenants and agrees not to amend or otherwise modify such provision with TIAA without the prior written consent of the Required Banks. The balance of any such proceeds (after giving effect to the repayment of the
         Obligations owing the Bank Group and the Teacher's Note as required above) (the "Excess Funds") shall be deposited with the Collateral
         Agent under the Cash Collateral Use Agreement and held in a separate
         Cash Collateral Account (as defined in the Cash Collateral Use
         Agreement). If the Standstill Period has expired and the Required Banks so direct, a portion of the Commitments shall terminate by an amount equal to 87.12% of such Excess

                                      -9-

          Funds and the Collateral Agent is directed to repay the Obligations in an amount equal to 87.12% of such Excess Funds.

          8. Capital Expenditures. The Borrower shall not, nor shall it permit any Subsidiary to, expend or become obligated for Capital Expenditures in an aggregate amount in excess of $1,650,000 during the period from July 1, 2002 through and including October 15, 2002.

          9. Minimum Cumulative EBITDA. The Borrower shall maintain EBITDA
(which is calculated only with respect to the Borrower and its Subsidiaries'
North American operations) for each period commencing on July 1, 2002 and ending on a date set forth below at not less than the amount set forth below immediately to the right of such period:

                                            CUMULATIVE EBITDA MUST EQUAL OR
         FOR PERIOD ENDED                            EXCEED:
         July 31, 2002                             ($157,000)
         August 31, 2002                           $1,560,000
         September 30, 2002                        $3,198,000

         10. Letters of Intent; Disposition Strategies. The Borrower has
represented to the Banks that it intends to sell the assets of Kramer
International, Inc. (the "Kramer Sale"), the assets of The G&C Foundry Company
(the "G&C Foundry Sale") and the assets of Canada Alloy Castings, Ltd. (the
"Canada Alloy Sale"). The Borrower shall use its best efforts to consummate such sales and shall provide to the Agent written letters of intent for (a) the
Kramer Sale by no later than September 15, 2002, (b) the Canada Alloy Sale by no later than September 30, 2002 and (c) the G&C Foundry Sale by no later than
October 15, 2002. The Borrower shall, by no later than August 31, 2002, provide to the Agent in writing a disposition strategy for the assets of LaGrange
Foundry Inc. and Empire Steel Castings, Inc.

         11. Engagement of an Operational Consultant. The Borrower shall at all times during the Standstill Period engage the services of an operational consultant reasonably acceptable to the Agent (it being agreed that Alvarez and
Marsal is a consultant acceptable to the Agent). The Borrower, the Agent and such consultant shall agree to the scope of phase two of such consultant's engagement on or before August 31, 2002.

          12. Loan Documents Remain Effective. Except as expressly set forth in this Agreement, the Credit Documents remain unchanged and in full force and effect. Without limiting the foregoing, the Borrower and its Subsidiaries shall comply with all of the terms, conditions, and provisions of the Credit
Documents as modified hereby except to the extent such compliance is irreconcilably inconsistent with the express provisions of this Agreement.

                                      -10-

          13. Acknowledgement of Debt; Acknowledgement of Liens. As of the date hereof, the following aggregate principal amounts are outstanding on the
Revolving Loans, Swing Loans and Letters of Credit:

                                         AGGREGATE PRINCIPAL AMOUNT
          TYPE OF CREDIT:                     OUTSTANDING:

          Revolving Loans                   $59,920,036.63
          Swing Loans                             $0
          Letters of Credit                  $9,145,955.00

The Borrower hereby confirms its promise to pay, and each Guarantor hereby confirms its guaranty of repayment of, the principal of and interest on the
Obligations in accordance with the terms of the Credit Agreement, as modified by this Agreement, without defense, set-off, counterclaim or reduction of any nature whatsoever. The Borrower represents there are currently no Events of
Default other than the Existing Defaults. The Borrower and each Guarantor hereby acknowledges and confirms that: (i) the Obligations will continue to be secured by Liens on all accounts, chattel paper, instruments, documents, general intangibles, investment property, deposits, inventory, equipment and substantially all other assets and properties of the Borrower pursuant to the mortgages, security agreements and other instruments and documents heretofore executed and delivered by the Borrower and the Guarantors to or for the benefit of the Bank Group; (ii) such mortgages, security agreements and other instrument and documents, and the rights and remedies of the Bank Group thereunder, the obligations of the Borrower and each Guarantor thereunder, and the Liens created and provided for thereunder, in each case remain in full force and effect and shall not be affected, impaired or discharged hereby; and (iii) nothing herein contained shall in any manner affect or impair the priority of the Liens interests created and provided for thereby as to the obligations which would be secured thereby prior to giving effect to this Agreement.

         14. Release. In consideration of the Required Banks' execution of this
Agreement and for other good and valuable consideration, receipt of which is hereby acknowledged, (x) the Borrower and each Guarantor hereby acknowledges that it has no defense, counterclaim, offset, cross-complaint, claim, or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of its liability to pay or perform any of the Obligations, or to pay or perform any of its other obligations with respect to any other loans or other extensions of credit or financial accommodations made available to or for its account by any one or more members of the Bank Group, or to seek affirmative relief or damages of any kind or nature from the Bank Group, and (y) the
Borrower and each Guarantor does hereby fully, unconditionally, and irrevocably forever relieve, relinquish, release, waive, discharge, and hold harmless the
Bank Group and each of its members and each of its member's current and former shareholders, directors, officers, employees, agents, attorneys, successors, and assigns of and from any and all claims, debts, actions, causes of action, liabilities, demands, obligations, promises, acts, agreements, costs, expenses
(including but not limited to reasonable attorneys' fees) and damages of whatsoever kind and nature, whether now known or unknown, based upon, resulting from, arising out of, or in connection with loans or other extensions of credit or financial accommodations made by any one or more members of the Bank Group from time to time to or for the account of the Borrower or any Subsidiary, including, without limitation, any Loans made under, and Letters of Credit issued under, the Credit Agreement or in any way connected with or related to any other instrument or document executed or delivered in

                                      -11-

connection therewith and/or the administration or collection thereof and/or collateral therefor or guaranties thereof.

         15. No Waiver and Reservation of Rights. The Bank Group is not waiving the Existing Defaults, but is simply agreeing to forbear from exercising its rights with respect to the Existing Defaults to the extent expressly set forth in this Agreement. The Bank Group is not obligated in any way to continue beyond the Standstill Period to forbear from enforcing its rights or remedies, and the
Bank Group is entitled to act on the Existing Defaults after the occurrence of a
Standstill Termination as if such defaults had just occurred and the Standstill
Period had never existed. The Bank Group makes no representations as to what actions, if any, the Bank Group will take after the Standstill Period or upon the occurrence of any Standstill Termination, an Event of Default, or an event which with notice or lapse of time, or both, would constitute an Event of
Default, and the Bank Group must and does hereby specifically reserve any and all rights and remedies it has (after giving effect hereto) with respect to the
Existing Defaults and each other Event of Default that may occur.

          16. Integration. This Agreement is intended by the Bank Group as a final expression of its agreement as to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions of that agreement.

         17. Effectiveness. This Agreement shall take effect upon (i) its acceptance (without modification) by the Required Banks and the Borrower in the spaces provided for that purpose below, (ii) execution by the Guarantors of the acknowledgment attached hereto, (iii) the execution and delivery by the Borrower of an amendment to the Pledge and Security Agreement dated as of April 3, 1998 pursuant to which the Borrower pledges 100% of its stock in Atchison Casting UK
Ltd. and Fonderie d'Autun SA (along with stock certificates and stock powers for such pledged shares) (the "Pledged Foreign Shares"), (iv) the execution and delivery by the Obligors (as defined in the Cash Collateral Use Agreement) and the Requisite Lenders (as defined in the Cash Collateral Use Agreement) of an amendment to the Cash Collateral Use Agreement in form and substance satisfactory to the Agent and (v) TIAA shall have extended its standstill termination date to October 15, 2002 in a manner reasonably acceptable to the
Agent. Notwithstanding the foregoing, it is understood and agreed that the
Borrower may, after the effective date of this Agreement, request that the Agent release the Pledged Foreign Shares (or a portion thereof). By its acceptance hereof, the Borrower and each Guarantor hereby represents that it has duly considered the consequences of this Agreement after consultation with counsel and such other advisors as it deems appropriate under the circumstances, it has the necessary power and authority to execute, deliver, and perform the undertakings contained herein, and that the same does bind it hereto.

         18. Submission to Jurisdiction; Waiver of Jury Trial. The Borrower and
each Guarantor hereby submits to the non-exclusive jurisdiction of the United
States District Court for the Northern District of Illinois and of any Illinois
State court sitting in the City of Chicago for purposes of all legal proceedings arising out of or relating to this Agreement, the other Loan Documents or the transactions contemplated hereby or thereby. The Borrower and each Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum. THE BORROWER, EACH GUARANTOR,
THE AGENT, AND EACH BANK HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY
JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS

                                      -12-

AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR
THEREBY.

         19. Miscellaneous. The Borrower shall pay all costs and expenses of the
Bank Group incurred in connection with the negotiation, preparation, execution, and delivery of this Agreement and the administration of the Loan Documents and the transactions contemplated thereby, including the reasonable fees and expenses of counsel to the Bank Group. This Agreement shall be governed by and construed in accordance with Illinois law (without regard to principles of conflicts of laws).

                                      -13-

         This Thirteenth Amendment and Forbearance Agreement is entered into between the parties hereto as of the date and year first above written.

                                     ATCHISON CASTING CORPORATION

                                     By:     /s/ Kevin T. McDermed
                                        Name:    Kevin T. McDermed
                                        Title:   VP & Treasurer

                                      -14-

                                      HARRIS TRUST AND SAVINGS BANK, in its
                                         individual capacity as a
                                         Bank and as Agent

                                      By:
                                      Title:____________________________________

                                      COMMERCE BANK, N.A.

                                      By:  /s/ Dennis R. Block
                                      Title:   Senior Vive President

                                      US BANK NATIONAL ASSOCIATION (f/k/a Firstar Bank, N.A.), (f/k/a
                                         Firstar Bank, N.A. Overland park, f/k/a Firstar Bank
                                         Midwest, N.A., f/k/a Mercantile Bank)

                                      By:  /s/ Craig D. Buckley
                                      Title: Vice President

                                      KEY BANK NATIONAL ASSOCIATION

                                      By: /s/ Arthur E. Cutler
                                      Title:  Senior Vice President

                                      COMERICA BANK

                                      By: /s/ Andrew R. Craig
                                      Title: Vice President

                                      HIBERNIA NATIONAL BANK

                                      By: /s/ Tammy Angelety
                                      Title: Vice President

                                      NATIONAL WESTMINSTER BANK PLC

                                      Nassau Branch

                                      By: /s/ Pete Ballard
                                      Title: Head of Corporate Restructuring Unit

                                      New York Branch

                                      By: /s/ Pete Ballard
                                      Title: Head of Corporate Restructuring Unit

                                      WELLS FARGO BANK,
                                         NATIONAL
                                         ASSOCIATION
                                         (successor by
                                         merger to Norwest
                                         Bank Minnesota,
                                         N.A.)

                                      By:  /s/ Ellen Trach
                                      Title:   Vice President

                                      -16-

                                   SCHEDULE I
                                EXISTING DEFAULTS

     1. Noncompliance with minimum current ratio requirement set forth in
Section 7.15(a) of the Credit Agreement.

     2. Noncompliance with the minimum Stockholder's Equity requirement set forth in Section 7.15(b) of the Credit Agreement.

     3. Noncompliance with the maximum Consolidated Total Senior Debt to Total
Capitalization requirement set forth in Section 7.15 (c) of the Credit
Agreement.

     4. Noncompliance with the maximum Consolidated Total Senior Debt to Total
Capitalization ratio set forth in Section 7.15(d) of the Credit Agreement.

     5. Noncompliance with the minimum Fixed Charge Coverage Ratio set forth in
Section 7.15(e) of the Credit Agreement.

     6. Noncompliance with the maximum Senior Debt to EBITDA ratio set forth in
Section 7.15(f)(i) of the Credit Agreement.

     7. Noncompliance with the maximum Total Debt to EBITDA ratio set forth in
Section 7.15(f)(ii) of the Credit Agreement.

     8. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from a default under the indebtedness permitted by Section 7.16(b) of the Credit
Agreement.

     9. Noncompliance with Section 7.20 of the Credit Agreement resulting from the $1,000,000 intercompany advance made by the Borrower to Atchison Casting UK
Limited in August, 2001.

     10. Noncompliance with the minimum EBITDA requirement set forth in Section
10 of Tenth Amendment and Forbearance Agreement.

     11. Noncompliance with the minimum cumulative EBITDA requirement set forth in Section 11 of Twelfth Amendment and Forbearance Agreement for the months of
February through June, 2002.

     12. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from a default under the indebtedness permitted by Section 7.16(d) of the Credit
Agreement.

     13. Noncompliance with Section 8.1(d) of the Credit Agreement resulting from General Electric Capital Corporation's call of the Borrower's guarantee of
Fonderie d'Autun SA's lease obligations.

     14. Breach of representations and warranties reaffirmed under Section
6.2(c) of the Credit Agreement in connection with extensions of additional credit due to the noncompliance described above.

                                  SCHEDULE 5.2

                                  SUBSIDIARIES

                                      JURISDICTION OF          PERCENTAGE
NAME                               INCORPORATION            OWNERSHIP

Amite Foundry and Machine, Inc.     Louisiana                 100%

Prospect Foundry, Inc.
                                    Minnesota             Approximately 99.7%
                                                          of Class A Common Stock
                                                          (approximately 98.0% of
                                                          outstanding Common Stock)

Quaker Alloy, Inc.
                                                       Pennsylvania                              100%

Canadian Steel Foundries, Ltd. (a subsidiary of        Canada                                    100%
CASTCAN Steel Ltd.)

Kramer International, Inc.                             Wisconsin                                100%(a)

Empire Steel Castings, Inc.                            Pennsylvania                              100%

La Grange Foundry Inc.                                 Missouri                                  100%

The G&C Foundry Company                                Ohio                  Approximately 100% of Class A Common Stock
                                                                             (approximately 99.6% of outstanding Common
                                                                             Stock)

Los Angeles Die Casting Inc.                           California                                100%

CASTCAN Steel Ltd.                                     Canada                                    100%

Canada Alloy Castings, Ltd.                            Canada                                    100%
(a subsidiary of CASTCAN Steel Ltd.)

Pennsylvania Steel Foundry &                           Pennsylvania                              100%
Machine Company

Springfield Iron Corp. (formerly known as Jahn         Massachusetts                             100%
Foundry Corp.)

PrimeCast Incorporated                                 Illinois                                  100%

Inverness Castings Group, Inc.                         Delaware              Approximately 96.7% of outstanding Common
                                                                             Stock

Du-Wel Products, Inc. (a subsidiary                    Michigan                                  100%
 of Inverness Castings Group, Inc.)

Davis Casting and Assembly, Inc.                       Michigan                                  100%
(a subsidiary of Du-Wel Products, Inc.)

Claremont Foundry, Inc.                                Delaware                                  100%

Gilmore Industries, Inc.                               Kansas                                     70%

Atchison Casting UK Ltd.                               U.K.                         100% of Class A Ordinary Shares
                                                                             (approximately 98.1% of outstanding Ordinary
                                                                                                Shares)

London Precision Machine & Tool LTD. (a                Canada                                    100%
subsidiary of CASTCAN Steel Ltd.)

Fonderie d' Autun SA                                   France                                    100%

(a)      Except certain statutory liabilities which may be imposed by Section
         180.0622(2)(b) of the Wisconsin Business Corporation Law for unpaid employee wages.

                     GUARANTOR'S ACKNOWLEDGMENT AND CONSENT

         Each of the undersigned has heretofore executed and delivered to the
Agent and each Bank a Guaranty Agreement. Each of the undersigned hereby consents to the Thirteenth Amendment and Forbearance Agreement as set forth above and confirms that its Guaranty Agreement and all of its respective obligations thereunder remain in full force and effect for the benefit of all the Obligations (as such term is defined in the Credit Agreement and in the
Guaranty Agreements, it being understood and agreed that as so defined, such term includes the Bridge Loans). Each of the undersigned also heretofore executed and delivered various Security Agreements. Each of the undersigned hereby acknowledges and agrees that the Liens created and provided for by each
Security Agreement continue to secure, among other things, the Obligations (as such term is defined in the Credit Agreement and in the Security Agreements, it
being understood and agreed that as so defined, such term includes the Bridge
Loans); and each Security Agreement and the rights and remedies of the Secured
Creditors thereunder, the obligations of each of the undersigned thereunder, and the Liens created and provided for thereunder remain in full force and effect and shall not be affected, impaired or discharged hereby. Nothing herein contained shall in any manner affect or impair the priority of liens and security interests created and provided for by the Security Agreements as to the indebtedness which would be secured thereby prior the giving effect to the
Thirteenth Amendment and Forbearance Agreement.
                                AMITE FOUNDRY AND MACHINE, INC.
                                PROSPECT FOUNDRY, INC.
                                QUAKER ALLOY, INC.
                                CANADIAN STEEL FOUNDRIES, LTD.
                                KRAMER INTERNATIONAL, INC.
                                EMPIRE STEEL CASTINGS, INC.
                                LAGRANGE FOUNDRY INC.
                                THE G&C FOUNDRY COMPANY
                                LOS ANGELES DIE CASTING INC.
                                CASTCAN STEEL LTD.
                                CANADA ALLOY CASTINGS, LTD.
                                PENNSYLVANIA STEEL FOUNDRY & MACHINE COMPANY
                                SPRINGFIELD IRON CORP. (f/k/a Jahn Foundry Corp.)
                                INVERNESS CASTINGS GROUP, INC.
                                DU-WEL PRODUCTS, INC.
                                DAVIS CASTING AND ASSEMBLY, INC.
                                CLAREMONT FOUNDRY, INC.
                                LONDON PRECISION MACHINE & TOOL LTD.

                                By: /s/ Kevin T. McDermed
                                   Title: Vice President

                                GILMORE INDUSTRIES, INC.

                                By:  /s/ John R. Kujawa
                                   Title: President

                                PRIMECAST INCORPORATED

                                By: /s/ William J. Jones
                                Title: VP

                                      -2-